Exhibit 99.1

HORNBECK OFFSHORE SERVICES, INC.

Service with Energy

NEWS RELEASE	Contacts:	Todd Hornbeck, CEO
(06-010)		Jim Harp, CFO
Hornbeck Offshore Services 985-727-6802

For Immediate Release		Ken Dennard, Managing Partner
DRG&E / 713-529-6600

HORNBECK OFFSHORE ANNOUNCES

FIRST QUARTER 2006 RESULTS

Q1 2006 diluted EPS was $0.54 per share including FAS 123R stock-based compensation expense

Q1 2006 diluted EPS was $0.57 per share excluding FAS 123R stock-based compensation expense

Upwardly revising guidance for 2006 and 2007

May 4, 2006 — Covington, Louisiana — Hornbeck Offshore Services, Inc. (NYSE:HOS) announced today its results for the first quarter ended March 31, 2006. Following are highlights for the first quarter and the Company’s future outlook:

•	Comparable Q1 2006 diluted EPS was double Q1 2005

•	Q1 2006 net income of $14.9 million, nearly triple Q1 2005

•	Current TTB operating margin remains above 25%, up substantially from mid-teens historically

•	Current fleet average OSV dayrates at $19,000 with leading-edge spot rates above $30,000

•	Contract terms agreed to for MPSV conversion program with mid- to late-2007 delivery dates

•	Agreed to acquire up to four ocean-going tugs for retrofit under TTB newbuild program #2

•	Phase 2 of OSV newbuild program #4 expanded from four to nine 240 ED/EDF class vessels

First quarter revenues increased 61.2% to $61.1 million compared to $37.9 million for the first quarter of 2005. Operating income was $24.5 million, or 40.2% of revenues, for the first quarter of 2006 compared to $12.5 million, or 33.0% of revenues, for the prior-year quarter. These results were driven by record dayrates in the U.S. Gulf of Mexico (GoM) for the Company’s offshore supply vessel (OSV) fleet and a 60.6% increase in the average barrel-carrying capacity of the Hornbeck Offshore tug and tank barge (TTB) fleet. Operating income, as reported, includes a $1.2 million charge for stock-based compensation expense related to the impact of FAS 123R, which became effective January 1, 2006. Excluding this charge, operating income was $25.7 million, or 42.1% of revenues, for the first quarter of 2006.

EBITDA for the first quarter of 2006 was $32.0 million, which was a 73.0% increase over the first quarter 2005 EBITDA of $18.5 million and exceeded the high-end of the Company’s first quarter 2006 guidance range of $28.0 million to $30.0 million. Excluding the impact of FAS

103 Northpark Boulevard, Suite 300	Phone: (985) 727-2000
Covington, Louisiana 70433	Fax: (985) 727-2007

123R, adjusted EBITDA for the first quarter of 2006 was $33.2 million. For additional information regarding EBITDA as non-GAAP financial measures, please see more discussion on this subject later in this release.

Net income for the first quarter of 2006 was $14.9 million, or $0.54 per diluted share, compared to $5.2 million, or $0.25 per diluted share in the year-ago quarter. Diluted EPS for the first quarter of 2006 was more than double the diluted EPS for first quarter of 2005, despite having an additional 6.4 million diluted shares outstanding in the first quarter of 2006. Included in net income for the first quarter of 2006 was approximately $3.1 million ($2.0 million after-tax, or $0.07 per diluted share) of interest income, up from $0.1 million in the first quarter of 2005. The increase in interest income was due to a substantially higher cash position resulting from proceeds raised during the Company’s October 2005 debt and equity offerings and higher interest rates. Excluding the impact of FAS 123R, adjusted net income for the first quarter of 2006 was $15.7 million, or $0.57 per diluted share.

The Company’s net income for the first quarter of 2005 included a $1.7 million ($1.1 million after tax, or $0.05 per share) loss on early extinguishment of debt related to the January 2005 redemption of non-tendered 10.625% senior notes that were still outstanding as of December 31, 2004. Excluding this $0.05 per share charge, net income for the first quarter of 2005 was $6.3 million, or $0.30 per diluted share.

Todd M. Hornbeck, the Company’s Chairman, President and CEO, stated, “Our first quarter results reflect the continued expansion of dayrates in our OSV segment to historically high levels. We believe that demand for new generation vessels, driven by the increased offshore activity in the Gulf of Mexico, especially in deepwater regions, support a robust dayrate environment lasting through at least 2007. In addition, the combination of switching from contracts of affreightment (COAs) to time charters and the diversification of new double-hulled tank barges into upstream services, such as deepwater well-testing, has helped drive the substantial improvement in our operating margins in the TTB segment.”

Mr. Hornbeck continued, “Over the past eight years, our proprietary vessels have brought new technology and capabilities to the oilfield. We have recently experienced demand for these vessels beyond traditional applications and are just beginning to tap the potential of the numerous service offerings that our equipment can provide outside of the oilfield. Our current expansion programs will provide the capacity necessary to service these markets and continue to enhance our design features.”

OSV Segment. Revenues from the OSV segment were $38.5 million for the first quarter of 2006, an increase of 61.8% from $23.8 million for the same period in 2005. This increase in revenues is the result of record dayrates in the GoM, the increase in demand for the Company’s OSVs in non-oilfield related services, such as military applications, and the full-quarter contribution of two anchor-handling towing supply (AHTS) vessels that were acquired during the first quarter of 2005. The average OSV dayrate for the first quarter of 2006 improved 57.0%, or $6,598 per day, to $18,175 compared to $11,577 for the same period in 2005. The Company’s OSV utilization rate was 90%, in-line with prior guidance, for the three months ended March 31, 2006, compared to 94.5% for the same period of 2005. The decrease in utilization from the prior-year quarter resulted from several vessels being out-of-service for unscheduled drydockings and in preparation for the commencement of long-term contracts. Despite this reduction in utilization, the Company’s effective, or utilization-adjusted, dayrate for the OSV segment increased 49.5% from the prior-year quarter.

TTB Segment. Revenues from the TTB segment for the first quarter of 2006 were up 60.4% over the same period in 2005 to $22.6 million. Average TTB dayrates rose to $14,771 compared to $13,192 during the same period of 2005. These increases in revenues and average dayrates were primarily related to the full-quarter contribution of all five new double-hulled tank barges that were delivered on various dates in 2005. Utilization in the TTB segment for the first quarter of 2006 was 93.7% compared to 85.5% in the prior-year quarter. This increase in utilization was primarily the result of a change in contract mix from COAs to time charters and a change in fleet mix from smaller, single-hulled barges to larger, double-hulled barges. Operating income increased by $3.9 million, or 177%, to $6.1 million for the first quarter of 2006, and operating margins increased to 26.9% this quarter from 16.0% for the first quarter of 2005.

General and Administrative (G&A). G&A expenses for the first quarter of 2006 were up $3.0 million over the same period in 2005 to $6.8 million, driven primarily by the recent adoption of FAS 123R, which requires the expensing of stock-based compensation. Variable incentive compensation and other personnel costs also contributed to the increase in G&A over the prior-year quarter. Despite these additional expenses, the Company’s G&A margin of 11% of revenues was in-line with its industry peers and its prior guidance for this expense category.

Future Outlook

Based on the key assumptions outlined below and in the attached data tables, the following statements reflect management’s current expectations regarding future earnings. These statements are forward-looking and actual results may differ materially. Other than as expressly stated, these statements do not include the potential impact of any future capital transactions, such as vessel acquisitions, business combinations, divestitures, financings and unannounced newbuild programs that may be commenced after the date of this news release.

Earnings Outlook

Adoption of FAS 123R. Pursuant to the change in accounting for stock-based compensation required by FAS 123R, effective January 1, 2006, the Company expects to record incremental compensation expense of $1.2 million, $5.1 million and $8.6 million for the second quarter of 2006 and full calendar years 2006 and 2007, respectively. To be consistent with the Company’s prior earnings guidance and management’s understanding of what is typically excluded from current analyst estimates; all of the following forward guidance figures mentioned in this Earnings Outlook are adjusted to exclude stock-based compensation expense under FAS 123R.

Second Quarter 2006 Guidance. The Company expects adjusted EBITDA for the second quarter of 2006 to range between $37.0 million and $39.0 million. Please refer to the attached data table for a definition and reconciliation of forward EBITDA guidance to its most directly comparable GAAP financial measure. The Company expects adjusted diluted earnings per share, or EPS, for the second quarter of 2006 to range between $0.63 and $0.68.

Calendar 2006 Guidance. In response to current market conditions, Hornbeck Offshore is raising its calendar 2006 adjusted EBITDA and adjusted EPS guidance. The Company now expects adjusted EBITDA for the full calendar year 2006 to range between $145.0 million and $150.0 million, an increase of $15 million. Adjusted EPS for calendar 2006 is now expected to range between $2.49 and $2.60.

Calendar 2007 Guidance. Hornbeck Offshore has also raised its calendar 2007 guidance. The Company now expects adjusted EBITDA for the full calendar year 2007 to range between $160.0 million and $170.0 million, an increase of $13.1 million. Adjusted EPS for calendar 2007 is now expected to range between $2.70 and $2.92.

Key Assumptions. The above guidance reflects management’s belief that current favorable OSV and TTB market conditions will continue throughout the remainder of 2006 and all of calendar 2007. Fleetwide average OSV dayrates are expected to be above $19,000 and fleetwide average OSV utilization is expected to average in the mid-90% range for the 2006 and 2007 guidance periods. Fleetwide average TTB dayrates are expected to remain above $15,000 and fleetwide average TTB utilization is expected to average in the low-90% range for the 2006 and 2007 guidance periods.

The incremental contribution from the TTB newbuild capacity that was added during 2005 is expected to result in adjusted EBITDA from the TTB segment for 2006 of approximately 30% of the mid-point of the company-wide guidance range of $145.0 million to $150.0 million for 2006. In 2007, the Company expects a partial-year contribution from both vessels in its MPSV conversion program, and has not included any contribution from the OSVs to be constructed under its recently expanded OSV Newbuild Program #4 in its 2007 guidance. Guidance for 2007 also assumes a partial contribution from the Company’s TTB Newbuild Program #2, which is expected to result in adjusted EBITDA from the TTB segment of approximately 28% of the mid-point of the company-wide 2007 guidance range of $160.0 million to $170.0 million.

The Company expects year-over-year increases of its daily operating expenses per vessel between 15% and 20% for 2006 and approximately 10% in 2007, commensurate with prevailing oilfield service industry trends. These cost increases have primarily resulted from significantly higher crew wages due to labor shortages and increased demand for qualified mariners. G&A is assumed to remain at approximately 10% to 12% of revenues for both 2006 and 2007. However, the above guidance assumes that revenue improvements will allow the Company to maintain or improve operating and net income margins for each of the next two years.

Capital Expenditures Outlook

Update on Maintenance Capital Expenditures. The Company expects maintenance capital expenditures for the second quarter of 2006 to be approximately $5.8 million and maintenance capital expenditures for the full calendar years 2006 and 2007 to be approximately $19.3 million and $18.0 million, respectively. Please refer to the attached data table for a summary, by period, of historical and projected data for each of the following three major categories of maintenance capital expenditures: (i) deferred drydocking charges; (ii) other vessel capital improvements; (iii) non-vessel related capital improvements.

Update on MPSV Conversion Program. In May 2005, Hornbeck Offshore announced a conversion program to retrofit two coastwise sulfur tankers into U.S.-flagged, new generation 370-foot multi-purpose supply vessels (MPSVs). The Company has now reached contract terms for the completion of the retrofit and conversion of these vessels at an East Coast location. The total project cost to acquire and convert the two vessels has increased from an initial estimate of $65.0 million to $110.0 million in the aggregate. This increase is due to design enhancements requested by customers and higher than originally anticipated labor and material costs that are prevailing at U.S. shipyards, particularly since hurricanes Katrina and Rita. Since the inception of this program, the Company has incurred approximately $13.4 million, with $1.5 million spent during the first quarter of 2006. Anticipated delivery of the two converted vessels is projected to be in mid-2007 and late-2007, respectively.

Mr. Hornbeck added, “While our capital investment in our two MPSVs is expected to increase about 70%, we anticipate that the vessels’ improved functional capabilities will support much higher dayrates and better utilization than was first projected. This should allow us to achieve, or even exceed, our targeted return on invested capital parameters, despite the increased cost to bring these unique vessels to market.”

Update on OSV Newbuild Program #4. In September 2005, Hornbeck Offshore announced its fourth new vessel construction program for its OSV business segment, which was to be comprised of an innovative high-end proprietary class of vessel that would add approximately 20,000 deadweight tons of capacity at an aggregate cost of $170.0 million (Phase 1). However, in February 2006, the Company decided to defer contracting these vessels until more favorable shipyard conditions materialize. While in-house design and engineering of this proprietary new class of vessels continues in earnest, the Company has removed any contribution from these vessels from its earnings guidance pending further notice.

In conjunction with the deferral of Phase 1, the Company also announced, in February 2006, a second phase of its OSV newbuild program #4 that would add up to six 240 EDF class vessels to its proprietary OSV fleet, representing an incremental 17,000 deadweight tons of capacity at an aggregate cost of $120.0 million (Phase 2). Today, the Company announced that it has further expanded the scope of this newbuild program from six vessels to a total of nine proprietary OSVs, bringing the aggregate capacity of Phase 2 of this program to approximately 26,000 deadweight tons. These nine vessels will be comprised of a mix of proprietary 240 ED and 240 EDF class OSVs with projected delivery dates ranging from early 2008 through early 2009. The Company has now contracted for the construction of seven of the nine vessels and has an option with respect to the remaining two newbuilds. Based on such contracts and current estimates, the total cost of the nine new OSVs to be constructed under Phase 2 of this program is now expected to be approximately $185.0 million in the aggregate.

Update on TTB Newbuild Program #2. In September 2005, the Company announced a second new vessel construction program for its TTB segment. This newbuild program is expected to add approximately 400,000 barrels of total barrel-carrying capacity of double-hulled barges and the related “power” units to the TTB fleet at a cost of approximately $105.0 million in the aggregate. As previously reported, three 60,000-barrel double-hulled barges, totaling

180,000 barrels of capacity, are under construction at a Gulf Coast shipyard. The Company has also recently agreed to acquire up to four 3,000 horsepower ocean-going tugs, pending due diligence. Once the acquisition and retrofit of these tugs is completed, the cost of this component of the overall project budget is expected to range from $20.0 million to $24.0 million. The precise number and specifications of the remaining 220,000 barrels of barge capacity and any additional tugs to be constructed or retrofitted under this program will be finalized as certain internal milestones are completed, including the negotiation of shipyard contracts. All of the vessels to be constructed or retrofitted under the TTB Newbuild Program #2 have projected delivery dates starting in early 2007 and ending in mid-2008.

Please refer to the attached data tables for a summary, by period, of historical and projected data for each of the pending growth initiatives outlined above. All of the above capital costs and delivery date estimates for pending growth initiatives are based on the latest available information and are subject to change. The Company plans to refine these estimates as soon as the remaining shipyard contracts are executed. All of the figures set forth above represent expected cash outlays and do not include the allocation of construction period interest.

Conference Call

The Company will hold a conference call to discuss its first quarter 2006 financial results and recent developments at 10:00 a.m. Eastern (9:00 a.m. Central) today, May 4, 2006. To participate in the call, dial (303) 262-2137 and ask for the Hornbeck Offshore call at least 10 minutes prior to the start time, or access it live over the Internet by logging onto the web at http://www.hornbeckoffshore.com, on the “IR Home” page of the “Investors” section of the Company’s website. To listen to the live call on the web, please visit the website at least fifteen minutes early to register, download and install any necessary audio software.

An archived version of the web cast will be available shortly after the call for a period of 60 days on the “IR Home” page under the “Investors” section of the Company’s website. Additionally, a telephonic replay will be available through May 11, 2006, and may be accessed by calling (303) 590-3000 and using the pass code 11058711.

Attached Data Tables

The Company has posted an electronic version of the following four pages of data tables, which are downloadable in Excel™ format, on the “IR Home” page of the “Investors” section of the Hornbeck Offshore website for the convenience of analysts and investors.

Hornbeck Offshore Services, Inc. is a leading provider of technologically advanced, new generation offshore supply vessels primarily in the U.S. Gulf of Mexico and select international markets, and is a leading transporter of petroleum products through its fleet of ocean-going tugs and tank barges primarily in the northeastern U.S. and in Puerto Rico. Hornbeck Offshore currently owns and operates a fleet of 60 vessels primarily serving the energy industry.

Forward-Looking Statements and Regulation G Reconciliation

This press release contains forward-looking statements in which Hornbeck Offshore discusses factors it believes may affect its performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding assumptions, expectations and projections about future events. Accuracy of the assumptions, expectations and projections depend on events that change over time and are thus susceptible to change based on actual experience and new developments. Although the Company believes that the assumptions, expectations and projections reflected in these forward-looking statements are reasonable based on the information known to the Company today, the Company can give no assurance that the assumptions, expectations and projections will prove to be correct. The Company cautions readers that it undertakes no obligation to update or publicly release any revisions to the forward-looking statements in this press release hereafter to reflect the occurrence of any events or circumstances or any changes in its assumptions, expectations and projections, except to the extent required by applicable law. Additionally, important factors that might cause future results to differ from these assumptions, expectations and projections include industry risks, oil and natural gas prices, economic and political risks, weather related risks, regulatory risks, and other factors described in the Company’s most recent Annual Report on Form 10-K and other filings filed with the Securities and Exchange Commission. This press release also contains the non-GAAP financial measure of earnings (net income) before interest, income taxes, depreciation, amortization and loss on early extinguishment of debt, or EBITDA. Reconciliations of this financial measure to the most directly comparable GAAP financial measure are provided in this press release. Management’s opinion regarding the usefulness of such measure to investors and a description of the ways in which management uses such measure can be found in the Company’s most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Consolidated Statements of Operations

(in thousands, except Other Operating and Per Share Data)

Statement of Operations (unaudited):

	Three Months Ended
	March 31, 2006	December 31, 2005	March 31, 2005
Revenues	$61,056	$57,137	$37,904
Operating expenses	22,179	18,866	15,588
Depreciation and amortization	7,489	7,283	5,999
General and administrative expenses	6,840	6,041	3,820

Total operating expenses	36,508	32,190	25,407

Operating income	24,548	24,947	12,497
Interest expense	(4,353)	(4,008)	(2,585)
Interest income	3,112	2,783	124
Loss on early extinguishment of debt	—	—	(1,698)
Other income (expense), net [1]	10	(25)	31

Income before income taxes	23,317	23,697	8,369
Income tax expense	8,466	8,614	3,131

Net income	$14,851	$15,083	$5,238

Basic earnings per share of common stock	$0.55	$0.56	$0.25

Diluted earnings per share of common stock	$0.54	$0.55	$0.25

Weighted average basic shares outstanding [2]	27,159	26,794	20,827

Weighted average diluted shares outstanding [2]	27,652	27,261	21,251

Other Operating Data (unaudited):
	Three Months Ended
	March 31, 2006	December 31, 2005	March 31, 2005
Offshore Supply Vessels:
Average number	25.0	25.0	24.0
Average fleet capacity (deadweight)	59,042	59,042	55,720
Average vessel capacity (deadweight)	2,362	2,362	2,392
Average utilization rate [3]	90.0%	94.8%	94.5%
Average dayrate [4]	$18,175	$15,903	$11,577
Effective dayrate [5]	$16,358	$15,076	$10,940
Tugs and Tank Barges:
Average number of tank barges [6]	18.0	16.1	13.3
Average fleet capacity (barrels) [6]	1,482,540	1,257,090	923,002
Average barge size (barrels)	82,363	75,381	65,929
Average utilization rate [3]	93.7%	92.9%	85.5%
Average dayrate [7]	$14,771	$15,098	$13,192
Effective dayrate [5]	$13,840	$14,026	$11,279

Balance Sheet Data (unaudited):
	As of March 31, 2006	As of December 31, 2005
Cash and cash equivalents	$287,417	$271,739
Working capital	304,604	290,471
Property, plant and equipment, net	468,848	462,041
Total assets	826,162	796,675
Total long-term debt	299,459	299,449
Stockholders' equity	445,928	429,495

Cash Flow Data (unaudited):
	Three Months Ended
	March 31, 2006	March 31, 2005
Cash provided by operating activities	$27,901	$16,341
Cash used in investing activities	(12,349)	(46,430)
Cash provided by (used in) financing activities	118	(6,126)

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in thousands, except Financial Ratios)

Other Financial Data (unaudited):

	Three Months Ended
	March 31, 2006	December 31, 2005	March 31, 2005
Offshore Supply Vessels:
Revenues	$38,500	$35,680	$23,844
Operating income	$18,482	$18,704	$10,248
Operating margin	48.0%	52.4%	43.0%

Components of EBITDA [8]
Net income	$11,352	$11,462	$4,179
Interest expense, net	666	686	1,949
Income tax expense	6,472	6,539	2,498
Depreciation	3,417	3,358	3,048
Amortization	656	737	460
Loss on early extinguishment of debt	—	—	1,658

EBITDA [8]	$22,563	$22,782	$13,792

EBITDA [8] Reconciliation to GAAP:
EBITDA [8]	$22,563	$22,782	$13,792
Cash paid for deferred drydocking charges	(740)	(590)	(843)
Cash paid for interest	(33)	(6,438)	(629)
Changes in working capital	(2,497)	1,386	(2,058)
Stock-based compensation expense	619	—	—
Changes in other, net	55	(43)	(12)

Net cash provided by operating activities	$19,967	$17,097	$10,250

Tugs and Tank Barges:
Revenues	$22,556	$21,457	$14,060
Operating income	$6,066	$6,243	$2,249
Operating margin	26.9%	29.1%	16.0%
Components of EBITDA [8]
Net income	$3,499	$3,621	$1,059
Interest expense, net	575	539	512
Income tax expense	1,994	2,075	633
Depreciation	2,392	2,040	1,365
Amortization	1,024	1,148	1,126
Loss on early extinguishment of debt	—	—	40

EBITDA [8]	$9,484	$9,423	$4,735

EBITDA [8] Reconciliation to GAAP:
EBITDA [8]	$9,484	$9,423	$4,735
Cash paid for deferred drydocking charges	(142)	(1,339)	(1,139)
Cash paid for interest	(17)	(3,032)	(147)
Changes in working capital	(2,056)	1,509	2,691
Stock-based compensation expense	619	—	—
Changes in other, net	46	(74)	(49)

Net cash provided by operating activities	$7,934	$6,487	$6,091

Consolidated:
Revenues	$61,056	$57,137	$37,904
Operating income	$24,548	$24,947	$12,497
Operating margin	40.2%	43.7%	33.0%

Components of EBITDA [8]
Net income	$14,851	$15,083	$5,238
Interest expense, net	1,241	1,225	2,461
Income tax expense	8,466	8,614	3,131
Depreciation	5,809	5,398	4,413
Amortization	1,680	1,885	1,586
Loss on early extinguishment of debt	—	—	1,698

EBITDA [8]	$32,047	$32,205	$18,527

EBITDA [8] Reconciliation to GAAP:
EBITDA [8]	$32,047	$32,205	$18,527
Cash paid for deferred drydocking charges	(882)	(1,929)	(1,982)
Cash paid for interest	(50)	(9,470)	(776)
Changes in working capital	(4,553)	2,895	633
Stock-based compensation expense	1,238	—	—
Changes in other, net	101	(117)	(61)

Net cash provided by operating activities	$27,901	$23,584	$16,341

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in millions, except Per Share Data and Tax Rates)

Forward Earnings Guidance and Projected EBITDA Reconciliation: (Unaudited)

2006 Guidance

	Second Quarter 2006		Full-Year 2006 Updated Estimate		Full-Year 2006 Prior Estimate
	Low	High	Low	High	Low	High
Components of Projected EBITDA [8]
EBITDA, as adjusted [8]	$37.0	$39.0	$145.0	$150.0	$129.5	$134.5
Less: stock-based compensation expense	1.2	1.2	5.1	5.1	4.5	4.5

EBITDA [8]	$35.8	$37.8	$139.9	$144.9	$125.0	$130.0
Depreciation	6.3	6.3	24.7	24.7	24.6	24.6
Amortization	2.0	2.0	8.0	8.0	7.9	7.9
Interest expense, net	1.1	1.1	2.9	2.9	5.8	5.8
Income tax expense	9.6	10.4	38.1	39.9	31.6	33.5
Income tax rate	36.5%	36.5%	36.5%	36.5%	36.5%	36.5%
Net income	$16.8	$18.0	$66.2	$69.4	$55.1	$58.2
Weighted average diluted shares outstanding	27.8	27.8	27.9	27.9	27.7	27.7
Earnings per diluted share	$0.60	$0.65	$2.37	$2.49	$1.99	$2.10
Adjustments included above:
Stock-based compensation expense, net of tax	$0.8	$0.8	$3.2	$3.2	$2.9	$2.9
Net income, as adjusted	$17.5	$18.8	$69.5	$72.6	$58.0	$61.1
Earnings per diluted share, as adjusted	$0.63	$0.68	$2.49	$2.60	$2.09	$2.21

Projected EBITDA [8] Reconciliation to GAAP:
EBITDA [8]	$35.8	$37.8	$139.9	$144.9	$125.0	$130.0
Cash paid for deferred drydocking charges	(3.7)	(3.7)	(11.2)	(11.2)	(10.9)	(10.9)
Cash paid for interest	(9.3)	(9.3)	(18.5)	(18.5)	(18.5)	(18.5)
Changes in working capital [9]	8.3	7.2	12.2	11.4	9.7	9.0
Stock-based compensation expense	1.2	1.2	5.1	5.1	4.5	4.5
Changes in other, net [9]	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)

Cash flows provided by operating activities	$32.1	$33.0	$127.3	$131.5	$109.6	$113.9

2007 Guidance
			Full-Year 2007 Updated Estimate		Full-Year 2007 Prior Estimate
			Low	High	Low	High
Components of Projected EBITDA [8]
EBITDA, as adjusted [8]			$160.0	$170.0	$146.9	$156.9
Less: stock-based compensation expense			8.6	8.6	6.9	6.9

EBITDA [8]			$151.4	$161.4	$140.0	$150.0
Depreciation			29.0	29.0	29.7	29.7
Amortization			9.8	9.8	9.6	9.6
Interest expense, net			1.4	1.4	4.3	4.3
Income tax expense			40.6	44.2	35.2	38.8
Income tax rate			36.5%	36.5%	36.5%	36.5%
Net income			$70.6	$77.0	$61.2	$67.6
Weighted average diluted shares outstanding			28.2	28.2	27.8	27.8
Earnings per diluted share			$2.50	$2.73	$2.20	$2.43
Adjustments included above:
Stock-based compensation expense, net of tax			$5.5	$5.5	$4.4	$4.4
Net income, as adjusted			$76.1	$82.4	$65.6	$72.0
Earnings per diluted share, as adjusted			$2.70	$2.92	$2.36	$2.59

Projected EBITDA [8] Reconciliation to GAAP:
EBITDA [8]			$151.4	$161.4	$140.0	$150.0
Cash paid for deferred drydocking charges			(9.2)	(9.2)	(9.2)	(9.2)
Cash paid for interest			(18.3)	(18.3)	(18.3)	(18.3)
Changes in working capital [9]			16.3	15.6	15.0	14.2
Stock-based compensation expense			8.6	8.6	6.9	6.9
Changes in other, net [9]			(0.2)	(0.2)	(0.2)	(0.2)

Cash flows provided by operating activities			$148.6	$157.9	$134.2	$143.4

Pro Forma 2006E Run-Rate Guidance (Post-Newbuild)

Components of Projected EBITDA [8]	Pre-Newbuild 2006E	OSV Expansion [10]	TTB Expansion [11]	Pro Forma Run-Rate[12]
EBITDA, as adjusted [8]	$147.5	$72.5	$21.8	$241.8
Less: stock-based compensation expense	5.1	—	—	5.1

EBITDA [8]	$142.4	$72.5	$21.8	$236.7
Depreciation	24.7	11.8	4.2	40.7
Amortization	8.0	1.1	1.0	10.1
Interest expense, net [13]	6.8	4.2	1.5	12.5
Income tax expense [14]	37.6	20.2	5.5	63.3

Net Income	$65.3	$35.2	$9.6	$110.1

Weighted average diluted shares outstanding	27.9			27.9
Earnings per diluted share	$2.34			$3.95
Adjustments included above:
Stock-based compensation expense, net of tax	$3.2			$3.2
Net income, as adjusted	$68.5			$113.3
Earnings per diluted share, as adjusted	$2.46			$4.06

Projected EBITDA [8] Reconciliation to GAAP:
EBITDA [8]	$142.4	$72.5	$21.8	$236.7
Cash paid for deferred drydocking charges	(11.2)	—	—	(11.2)
Cash paid for interest	(18.5)	—	—	(18.5)
Changes in working capital [9]	9.8	(10.3)	(3.2)	(3.7)
Stock-based compensation expense	5.1	—	—	5.1
Changes in other, net [9]	(0.2)	—	—	(0.2)

Cash flows provided by operating activities	$127.4	$62.2	$18.6	$208.2

Hornbeck Offshore Services, Inc. and Subsidiaries

Unaudited Other Financial Data

(in millions, except Historical Data)

Capital Expenditures Data (unaudited) 15:

Historical Data (in thousands):

	Three Months Ended
	March 31, 2006	December 31, 2005	March 31, 2005
Maintenance Capital Expenditures:
Deferred drydocking charges	$882	$1,929	$1,984
Other vessel capital improvements, net	1,130	(56)	1,066
Non-vessel related capital improvements	1,335	5,433	781

	$3,347	$7,306	$3,831

Growth Capital Expenditures:
Completed:
TTB newbuild program #1	$3,861	$7,924	$19,548
Active:
AHTS acquisition and retrofit costs	1,830	1,306	25,052
MPSV conversion program	1,457	4,090	—
TTB newbuild program #2	—	3,690	—
OSV newbuild program #4	2,240	5,062	—

	$9,388	$22,072	$44,600

Forecasted Data:
	1Q2006A	2Q2006E	3Q2006E	4Q2006E	2006E	2007E
Maintenance Capital Expenditures:
Deferred drydocking charges	$0.9	$3.7	$2.7	$3.9	$11.2	$9.2
Other vessel capital improvements	1.1	1.2	1.6	0.5	4.4	3.3
Non-vessel related capital improvements	1.3	0.9	0.8	0.7	3.7	5.5

	$3.3	$5.8	$5.1	$5.1	$19.3	$18.0

Growth Capital Expenditures:
Active:
MPSV conversion program	$1.5	$8.1	$20.2	$24.2	$54.0	$44.1
TTB newbuild program #2	—	19.9	20.4	19.3	59.6	18.6
OSV newbuild program #4	2.2	4.6	—	1.2	8.0	86.0

	$3.7	$32.6	$40.6	$44.7	$121.6	$148.7

Full Construction Cycle Data:
	Pre-2006	2006	2007	2008	2009 and thereafter	Total
Growth Capital Expenditures:
Active:
MPSV conversion program	$11.9	$54.0	$44.1	$—	$—	$110.0
TTB newbuild program #2	3.7	59.6	18.6	23.1	—	105.0
OSV newbuild program #4	—	8.0	86.0	91.0		185.0
Pending:
OSV newbuild program #4	—	—	—	100.0	70.0	170.0

	$15.6	$121.6	$148.7	$214.1	$70.0	$570.0

[1]	Represents other income and expenses, including gains or losses on the sale or other disposition of assets, gains or losses related to foreign currency exchange and minority interests in income or loss from unconsolidated entities.

[2]	On October 6, 2005, the Company issued 6,100 shares of common stock, which resulted in 27,151 basic shares outstanding on the close of business on December 31, 2005. For the three months ended March 31, 2006 and 2005 and December 31, 2005, stock options representing rights to acquire 3, 312 and 23 shares, respectively, of common stock were excluded from the calculation of diluted earnings per share because the effect was anti-dilutive. Stock options are anti-dilutive when the results from operations are a net loss or when the exercise price of the options is greater than the average market price of the common stock for the period.

[3]	Utilization rates are average rates based on a 365-day year. Vessels are considered utilized when they are generating revenues.

[4]	Average dayrates represent average revenue per day, which includes charter hire and brokerage revenue, based on the number of days during the period that the offshore supply vessels generated revenue.

[5]	Effective dayrate represents the average dayrate multiplied by the utilization rate for the respective period.

[6]	The averages for the quarter ended March 31, 2006 include a full-quarter contribution of all five double-hulled tank barge newbuilds delivered on various dates in 2005.

[7]	Average dayrates represent average revenue per day, including time charters, brokerage revenue, revenues generated on a per-barrel-transported basis, demurrage, shipdocking and fuel surcharge revenue, based on the number of days during the period that the tank barges generated revenue. For purposes of brokerage arrangements, this calculation excludes that portion of revenue that is equal to the cost paid by customers of in-chartering third party equipment.

[8]	Non-GAAP Financial Measure

The Company will disclose and discuss EBITDA as a non-GAAP financial measure in its public releases, including quarterly earnings releases, investor conference calls and other filings with the SEC. The Company defines EBITDA as earnings (net income) before interest, income taxes, depreciation, amortization and losses on early extinguishment of debt. This measure of EBITDA may not be comparable to similarly titled measures presented by other companies. Other companies may calculate EBITDA differently than Hornbeck Offshore, which may limit its usefulness as a comparative measure.

The Company views EBITDA primarily as a liquidity measure and, as such, believes that the GAAP financial measure most directly comparable to it is cash flows provided by operating activities. Because EBITDA is not a measure of financial performance calculated in accordance with GAAP, it should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP.

EBITDA is widely used by investors and other users of the Company’s financial statements as a supplemental financial measure that, when viewed with GAAP results and the accompanying reconciliations, the Company believes it provides additional information that is useful to gain an understanding of the factors and trends affecting its ability to service debt, pay deferred taxes and fund drydocking charges and other maintenance capital expenditures. The Company also believes the disclosure of EBITDA helps investors meaningfully evaluate and compare its cash flow generating capacity from quarter to quarter and year to year.

EBITDA is also one of the financial metrics used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) as a significant criteria for annual incentive cash bonuses paid to the Company’s executive officers and other shore-based employees; (iii) to compare to the EBITDA of other companies when evaluating potential acquisitions; and (iv) to assess the Company’s ability to service existing fixed charges, incur additional indebtedness and execute its growth strategy.

Set forth below are the material limitations associated with using EBITDA as a non-GAAP financial measure compared to cash flows provided by operating activities.

•	EBITDA does not reflect the future capital expenditure requirements that may be necessary to replace existing vessels as a result of normal wear and tear,

•	EBITDA does not reflect the interest, future principal payments and other financing-related charges necessary to service the debt that we have incurred in acquiring and constructing vessels,

•	EBITDA does not reflect the deferred income taxes that will eventually have to paid once the Company is no longer in an overall tax net operating loss carryforward position, and

•	EBITDA does not reflect changes in the Company’s net working capital position.

Management compensates for the above-described limitations in using EBITDA as a non-GAAP financial measure by only using EBITDA to supplement GAAP results.

EBITDA, as adjusted, excludes the impact of stock-based compensation expense required under the recently adopted FAS 123R.

[9]	Projected cash flows provided by operating activities are based, in part, on estimated future “changes in working capital” and “changes in other, net,” that are susceptible to significant variances due to the timing at quarter-end of cash inflows and outflows, most of which are beyond the Company’s ability to control. However, any future variances in those two line items from the above forward looking reconciliations should result in an equal and opposite adjustment to actual cash flows provided by operating activities.

[10]	Includes a full-year contribution of operating results from new vessels planned for the MPSV conversion program and Phase 2 of OSV Newbuild Program #4.

[11]	Includes a full-year contribution of operating results from new vessels planned for TTB Newbuild Program #2.

[12]	“Pro Forma 2006E Run-Rate” scenario illustrates the estimated incremental operating results from all of the vessels that are currently planned or under construction under the MPSV conversion program, TTB Newbuild Program #2, and Phase 2 of OSV Newbuild Program #4, assuming all of those vessels were placed in service as of January 1, 2006 and were working at current market dayrates commensurate with their relative size and service capabilities at full practical utilization of 95.0% assuming a normalized drydocking schedule. All other key assumptions related to the Company’s current operating fleet, including vessel dayrates, utilization, cash operating expenses and SG&A, are consistent with the Company’s latest 2006E guidance.

[13]	Interest expense, net assumes $19.2 of interest expense offset by $6.8 of interest income on a projected post construction cash balance of $150.0.

[14]	The Company’s effective tax rate is approximately 36.5%.

[15]	The capital expenditure amounts included in this table are cash outlays before the allocation of construction period interest, if applicable.